EXHIBIT INDEX

(d)(2) Copy of Endorsement to the Flexible Premium Variable Life Insurance Policy (VUL-NY).

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)      Calculations of Illustrations for VUL-NY.

(n) Consent of Independent Auditors for VUL-NY dated April 25, 2003 - Ernst & Young LLP.

(r) Power of Attorney to sign amendments to this Registration Statement dated April 17, 2003.